Exhibit 11

                           InterCounty Bancshares, Inc.
               Computation of Consolidated Earnings Per Common Share
             For the Three and Nine Months Ended September 30, 1999 and 1998
                 (in thousands, except shares and per share data)

                                For the Three Months     For the Six Months
                                 Ended September 30,     Ended September 30,
                                --------------------     -------------------
                                    1999        1998        1999       1998
Net income                     $    1,380 $    1,323    $    4,062 $    3,882
                                =========  =========     =========  =========
Weighted average common
  shares issued                 3,151,631  3,172,935     3,170,866  ,173,365

  Less-Unreleased common
   shares held by ESOP             15,212     19,364        16,209     20,432
                                ---------  ---------    ----------  ---------
  Weighted average number
   of shares outstanding
   used in the calculation
   of basic earnings per
   common share                 3,136,419  3,153,571    3,154,657   3,152,933

  Add - Dilutive effect of
   stock options (1)               69,820     83,962       73,693      82,048
                                ---------  ---------    ----------  ---------

Adjusted weighted average
number of shares outstanding
used in the calculation of
duiluted earnings per common
share                           3,206,239  3,237,533     3,228,350  3,234,981
                                =========  =========     =========  =========
Basic earnings per common
 share                              $0.44      $0.42         $1.29      $1.23

Diluted earnings per common
 share                               0.43       0.41          1.26       1.20

(1) There is presently no active trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $28.00 at September 30, 1999, and $24.50 at September 30, 1998.